Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated November 25, 2009, with respect to the financial statements and internal control over financial reporting of Pharmasset, Inc. incorporated by reference from the Annual Report on Form 10-K for the year ended September 30, 2009 in the Registration Statement on Form S-3, as amended (File No. 333-151749, effective June 26, 2008), which are incorporated by reference in this Registration Statement on Form S-3MEF. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/S/ GRANT THORNTON LLP
Grant Thornton LLP

Philadelphia, Pennsylvania

January 27, 2010